Exhibit 4.59

NOTICE OF LEASE AMENDMENT #189093

NLRC is the Lessor and NEVADA GEOTHERMAL POWER, INC. is the Lessee under that certain Geothermal Lease, dated March31, 2003 and designated in the files of NLRC as Contract No. 189093, relating to use of Premises situate in the County of Humboldt, State of Nevada, (the "Premises") for the purpose of Geothermal Power Production. Said contract, together with any and all modifications, supplements and amendments thereto, whether or not referred to above, being hereinafter called the "Lease".

Effective October 3, 2006, upon the terms and conditions hereinafter set forth, the lease is amended and modified as follows:

AGREEMENT

1.

The description of the Premises is amended to remove the following Leased acreage, more particularly described as that property situate in Humboldt County

Township 36 North, Range 34 East, M.D.B.& M.

Section 13 All 640.00 acres

The remaining Leased acreage is more particularly described in Revised Exhibit "A", attached hereto and made a part hereof; which shall replace any and all previous legal descriptions or Exhibits of said Lease.

2.

The above reduction changes the current Leased acreage from 3,172.28 to 2,532.28 acres, a total reduction of 640.00 acres.

3.

It is mutually understood and agreed that the Lease fee shall be reduced to $5,064.56 payable annually in advance, and continuing each subsequent year, during the term of the Agreement, with an annual increase per the terms of the Lease Agreement

4.

Except as herein amended and supplemented, the Lease shall remain unchanged and continue in full force and effect as written.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first written above.

NEVADA LAND AND RESOURCE COMPANY, LLC

By:

                                       /s/

Dorothy Timian-Palmer

Chief Operating Officer

REVISED EXHIBIT "A"
Nevada Geothermal Power
Geothermal Lease #189093

			Acres

All that property situated in Humboldt County, NV, more particularly described as: Township 36 North, Range 34 East, M.D.M.
Section 01	All		638.80
Section 11	All		640.00
Section 25	All		640.00
Section 35	All except ptn in RR R/W		613.48
			2532.28
		Acres leased in Humboldt County:	2532.28
	Total Acres in Geothermal Lease # 189093